As filed with the Securities and Exchange Commission on June 4, 2008
Registration No. 333-67610

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERMEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4647021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington	98203-1264
(Address of Principal Executive Offices)	(Zip Code)
INTERMEC, INC. 2001 STOCK INCENTIVE PLAN
(FORMERLY UNOVA, INC. 2001 STOCK INCENTIVE PLAN)
(Full title of the plan)
Janis L. Harwell
Intermec, Inc.
6001 36th Avenue West
Everett, Washington 98203-1264
(Name and address of agent for service)
(425) 348-2600
(Telephone number, including area code, of agent for service)

Copy to:
J. Sue Morgan
Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, Washington 98101-3099
(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
     Intermec, Inc. (the “Registrant”) is filing this post-effective amendment to deregister certain of the securities originally registered pursuant to the Registration Statement on Form S-8 (File No. 333-67610) filed with the Securities and Exchange Commission on August 15, 2001 and Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-67610) filed with the Securities and Exchange Commission on August 17, 2001 (both the Registration Statement and the Post-Effective Amendment No. 1 to the Registration Statement being referred to herein as the “Registration Statement”) with respect to 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), registered for issuance under the Registrant’s 2001 Stock Incentive Plan (the “2001 Plan”).
     On May 23, 2008, the Registrant’s stockholders approved the Registrant’s 2008 Omnibus Incentive Plan (the “2008 Plan”) and, in connection therewith, no further awards will be made under the 2001 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2008 Plan includes shares available for issuance but not issued or subject to outstanding awards under the 2001 Plan as of May 23, 2008 (plus shares subject to awards under the 2001 Plan as of May 23, 2008 that subsequently cease to be subject to such awards, such as by expiration, cancellation or forfeiture of the awards). As of May 23, 2008, 209,045 shares remained available for issuance under the 2001 Plan that were not subject to outstanding awards under that plan. Accordingly, the Registrant hereby deregisters those 209,045 shares that have not been and will not be issued under the 2001 Plan, but which will instead be available for issuance under the 2008 Plan (the “Carryover Shares”). As of May 29, 2008, an aggregate of 288,570 shares remain subject to outstanding awards previously granted under the 2001 Plan. The Registration Statement will remain in effect to cover the potential issuances of shares pursuant to the terms of those outstanding awards. If any shares subject to those outstanding awards under the 2001 Plan subsequently become available for issuance under the 2008 Plan as a result of the forfeiture, cancellation or termination of such awards, the shares subject to such awards will become available for issuance under the 2008 Plan. One or more future post-effective amendments to the Registration Statement will be filed to deregister such shares under the Registration Statement.
     Contemporaneously with the filing of this Post-Effective Amendment No. 2 to the Registration Statement, the Registrant is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission to register, among other shares, the Carryover Shares authorized for issuance pursuant to the 2008 Plan.
Item 8. Exhibits.

Exhibit
Number	Description of Document

24.1+	Power of Attorney (see signature page)

+	Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Everett, State of Washington, on June 4, 2008.

INTERMEC, INC.
By:	/s/ Patrick J. Byrne
	Name:	Patrick J. Byrne
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Patrick J. Byrne, Lanny H. Michael, Janis L. Harwell and Mary Brodd, or any of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to the Registration Statement or to this Post-Effective Amendment No. 2 to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on June 4, 2008.

Signature	Title

/s/ Patrick J. Byrne	Chief Executive Officer, President and Director
Patrick J. Byrne	(Principal Executive Officer)

/s/ Lanny H. Michael	Senior Vice President and Chief Financial Officer
Lanny H. Michael	(Principal Financial Officer)

/s/ Fredric B. Anderson	Vice President, Corporate Controller
Fredric B. Anderson	(Principal Accounting Officer)

/s/ Allen J. Lauer	Director and Chairman of the Board
Allen J. Lauer

/s/ Gregory K. Hinckley	Director
Gregory K. Hinckley

/s/ Lydia H. Kennard	Director
Lydia H. Kennard

/s/ Stephen P. Reynolds	Director
Stephen P. Reynolds

/s/ Stephen B. Sample	Director
Stephen B. Sample

/s/ Oren G. Shaffer	Director
Oren G. Shaffer

/s/ Larry D. Yost	Director
Larry D. Yost

2

EXHIBIT INDEX

Exhibit
Number	Description of Document

24.1+	Power of Attorney (see signature page)

+	Filed herewith.